This exhibit is being submitted to supplement this Form N-SAR filing.

The 2004 Annual Reports to Shareholders for the Dodge & Cox Balanced Fund and the Dodge & Cox Income Fund each contain a footnote describing restatements to previously reported amounts. Those footnotes are duplicated below, and are also included in the Form N-CSR for the year ended December 31, 2004.


DODGE  & COX BALANCED FUND:

Note 2 -- Restatement
In preparing these financial statements, management determined that it had misclassified certain paydown losses on mortgage-related securities in prior years by recording them as realized losses rather than as an offset to net investment income. The misclassifications had no impact on amounts previously reported for net asset value, distributions paid, amounts of taxable income reported to shareholders, total return, portfolio turnover rate, security valuation, or net change in net assets from operations. These financial statements have been restated to reclassify amounts reported for net investment income and net realized gain in the Statement of Changes in Net Assets for the year ended December 31, 2003, and to restate the ratio of net investment income to average net assets for the years ended December 31, 2003 and 2002 in the Financial Highlights. The amounts before and after the restatement are shown in the table below:

                         As originally reported      Restated
Net investment income        $252,104,677         $235,899,677
Net realized gain             158,794,795          174,999,795
Ratio of net investment
   income to average
   net assets:       2003        2.57%                2.40%
                     2002        3.12%                3.05%


DODGE  & COX INCOME FUND:

Note 2 -- Restatement
In preparing these financial statements, management determined that it had misclassified certain paydown losses on mortgage-related securities in prior years by recording them as realized losses rather than as an offset to net investment income. The misclassifications had no impact on amounts previously reported for net asset value, distributions paid, amounts of taxable income reported to shareholders, total return, portfolio turnover rate, security valuation, or net change in net assets from operations. These financial statements have been restated to reclassify amounts reported for net investment income and net realized gain in the Statement of Changes in Net Assets for the year ended December 31, 2003, and to restate the ratio of net investment income to average net assets for the years ended December 31, 2003 and 2002 in the Financial Highlights. The amounts before and after the restatement are shown in the table below:

                         As originally reported     Restated
Net investment income        $223,286,719          $182,530,719
Net realized gain (loss)      (20,588,135)           20,167,865
Ratio of net investment
   income to average
   net assets:       2003       4.81%                  3.93%
                     2002       5.67%                  5.38%